Exhibit 10.5

AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), dated as of November 9, 2006 (the “Effective Date”), between ACA CAPITAL HOLDINGS, INC., a Delaware corporation (“Holdings”), ACA FINANCIAL GUARANTY CORPORATION, a Maryland corporation (“Financial,” and, together with Holdings, the “Company”) and ALAN S. ROSEMAN (the “Executive”).

The Company and the Executive are parties to that certain Amended and Restated Employment Agreement, dated as of September 30, 2004 (the “Former Employment Agreement”).

Financial desires to continue to employ the Executive and the Executive desires to continue such employment.

Accordingly, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which are mutually acknowledged, the Company and the Executive agree as follows:

1.                                       Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

(a)                                  “Affiliate” of a Person means a Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person specified.

(b)                                 “Base Salary” means the salary provided for in Section 4 or any increased salary granted to the Executive pursuant to Section 4.

(c)                                  “Board” means the Board of Directors of Holdings, as constituted from time to time.

(d)                                 “Cause” means the Executive:

(i)                                     is convicted of, or pleads nolo contendere (or similar plea) to, a felony;

(ii)                                  performs an action or fails to take an action that constitutes willful misconduct (which is materially and demonstrably injurious to the Company or any Subsidiary thereof) or fraud by the Executive in the performance of the Executive’s duties to the Company;

(iii)                               engages in independently verified (determined by a qualified medical or mental health professional), continuing and unremedied for a period of at least six (6) months, substance abuse involving drugs or alcohol;

(iv)                              willfully and repeatedly fails, after thirty (30) business days notice, to materially follow the lawful instructions of the Board; or

(v)                                 materially breaches any written policy, rule or regulation adopted by the Company or any of its Subsidiaries relating to compliance with securities laws and such breach is not cured by the Executive or waived in writing by the Company within thirty (30) days after written notice of such breach to the Executive.

No act, or failure to act, on Executive’s part shall be considered “willful” unless done, or omitted to be done, without good faith and without reasonable belief that the action or omission was in the best interest of the Company.

(e)                                  “Change of Control” means the occurrence of any of the following events after the Effective Date:

(i)                                     any Person (other than any Person that is a stockholder of Holdings as of the Effective Date, or other than a trustee or other fiduciary holding securities under an employee benefit plan of Holdings, or a corporation owned directly or indirectly by the stockholders of Holdings in substantially the same proportions as their ownerships of stock of Holdings) becomes the beneficial owner, directly or indirectly (in one transaction or a series of related transactions), of securities of Holdings representing more than fifty percent (50%) of the combined voting power of Holdings’ then outstanding voting securities; or

(ii)                                  during any period of two (2) consecutive years (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board (and any new director, whose election by Holdings’ stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was so approved), cease for any reason to constitute a majority thereof; or

(iii)                               any Person (other than any Person that is a stockholder of Holdings as of the Effective Date, or other than a trustee or other fiduciary holding securities under an employee benefit plan of Holdings, or a corporation owned directly or indirectly by the stockholders of Holdings in substantially the same proportions as their ownerships of stock of Holdings) is or becomes able to, or acquires the power to, elect a majority of the members of the Board; or

(iv)                              a closing or completion, as applicable, of: (i) a plan or proposal of complete liquidation or dissolution of Holdings; (ii) an agreement for the sale or disposition of all or substantially all of Holdings’ assets; or (iii) a merger, consolidation, or reorganization of Holdings with or involving any other corporation or entity, other than a merger, consolidation, or reorganization that would result in the voting securities of Holdings outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of Holdings (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.

However, in no event shall a “Change of Control” be deemed to have occurred, with respect to the Executive, if Executive is part of a purchasing group that consummates the Change-of-Control transaction.  Executive shall be deemed “part of a purchasing group” for purposes of the preceding sentence if the Executive is an equity participant in the purchasing company or group (except for: (i) passive ownership of less than ten percent (10%) of the stock or equity interests of the purchasing company; or (ii) ownership of an equity interest in the purchasing company or group that is otherwise not significant, as determined prior to the Change of Control by a majority of the non-employee continuing directors of Holdings).

(f)                                    “Claim” means any claim, demand, request, investigation, dispute, controversy, threat, discovery request, or request for testimony or information.

(g)                                 “Code” means the Internal Revenue Code of 1986, as amended.  Any reference to a particular section of the Code shall include any provision that modifies, replaces, or supersedes such section.

(h)                                 “Common Stock” means Common Stock, par value $0.01 per share, of Holdings.

(i)                                     Unless the context otherwise requires, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

(j)                                     “Constructive Termination” means a termination by the Executive of his employment with the Company on written notice given to the Company within sixty (60) days following the date on which he learns of the occurrence, without his prior written consent, of any of the following events, if the Company shall have failed to cure such event within thirty (30) days following receipt of written notice from the Executive:

(i)                                     a reduction in his then current Base Salary or in his target Annual Incentive Award pursuant to Section 5 (other than for Cause);

(ii)                                  the termination of, or a reduction in, any material employee benefit or perquisite enjoyed by him (other than for Cause);

(iii)                               the failure to elect or reelect him to the position described in Section 3 or the removal of him from such position (other than for Cause), excluding for this purpose the hiring of a Chief Operating Officer by the Company;

(iv)                              a material change in the Executive’s positions, titles or responsibilities with the Company (other than as a result of a promotion) as set forth in Section 3 of this Agreement or any action by the Company which results in a material diminution in the authority of Executive (other than for Cause), excluding for this purpose the hiring of a Chief Operating Officer by the Company;

(v)                                 the relocation of the Executive’s principal office to a location outside of Manhattan, New York without his consent;

(vi)                              the consummation of a Change of Control or, at the Executive’s sole election, Company’s failure to obtain an assumption of this Agreement and the obligations hereunder by any successor to Holdings or Financial in accordance with Section 12 herein; or

(vii)                           the Company’s material breach of this Agreement.

(k)                                  “Disability” means the Executive’s inability, due to physical or mental incapacity, to substantially perform his duties and responsibilities under this Agreement for a period of 180 consecutive days as determined by an approved medical doctor.  For this purpose, an “approved medical doctor” means a medical doctor mutually selected by the Executive and the Company.  If the Executive and the Company cannot agree on a medical doctor, each Party shall select a medical doctor and the two doctors shall select a third who shall be the approved medical doctor for this purpose.

(l)                                     “Parties” means the Company and the Executive.

(m)                               “Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, estate, board, committee, agency, body, employee benefit plan, other person or entity or group (within the meaning of Section 13(d) (3) or 14(d) (2) of the Securities Exchange Act of 1934, as amended).

(n)                                 “Proceeding” means any threatened or actual action, suit, or proceeding, whether civil, criminal, administrative, investigative, appellate, or other.

(o)                                 “Pro-Rata Annual Incentive Award” means an amount equal to the product obtained by multiplying (i) the Executive’s target Annual Incentive Award set forth in Section 5 for the calendar year during which his employment hereunder terminates (with such award deemed to be no less than the greater of (x) the target Annual Incentive Award for such year pursuant to Section 5 or (y) the actual Annual Incentive Award of the Executive in the prior year of employment hereunder) times (ii) a fraction, the numerator of which is the number of days on which the Executive was employed by the Company during such year and the denominator of which is 365.

(p)                                 “Severance Period” shall mean the greater of (i) one year following the Termination Date and (ii) the period from the Termination Date and ending on the date the then existing Term of Employment would have expired pursuant to Section 2 had the Termination Date not occurred, assuming that each Party would have given notice of non-renewal on the earliest time after such date that it could give such notice.

(q)                                 “Subsidiary” of any company means any corporation of which such company beneficially owns, directly or indirectly, more than 50% of the Voting Stock, measured either by number of shares and other voting securities or by number of votes entitled to be cast.

(r)                                    “Term of Employment” means the period specified in Section 2.

(s)                                  “Termination Date” means the date on which the Executive’s employment hereunder terminates in accordance with this Agreement.

(t)                                    “Voting Stock” means issued and outstanding capital stock or other securities or interests of any class or classes having general voting power, under ordinary circumstances in the absence of contingencies, to elect, in the case of a corporation, the directors of such corporation and, in the case of any other entity, the corresponding governing Person(s).

2.                                       Term of Employment.  The Company agrees to employ the Executive under this Agreement, and the Executive accepts such employment, for the Term of Employment.  The Term of Employment shall commence on the Effective Date and shall end on September 30, 2009, and on every successive one-year anniversary thereafter, the Term of Employment shall automatically be renewed for one year unless either Party provided the other Party with three months’ advance written notice of that Party’s desire that the Term of Employment should terminate.  For the avoidance of doubt, in no event shall such non-renewal by the Company of the Term of Employment be deemed a termination by the Company of the Executive’s employment hereunder.  Notwithstanding the foregoing, the Term of Employment may be earlier terminated, but only in strict accordance with the provisions of Section 9.

3.                                       Positions, Duties, and Responsibilities.  (a) During the Term of Employment, the Executive shall be employed as the President, Chief Executive Officer and Chief Operating Officer of each of Holdings and Financial, and shall perform such duties and exercise such powers as are incident to such offices and as may be assigned (consistent with the Executive’s position with the Company) from time to time by the Board.  The Executive, in carrying out his executive duties under this Agreement, shall report to the Board.  It is the intention of the Parties that the Executive shall be elected to and serve as a member of the Board, and Holdings shall use its best efforts to cause its principal stockholders to cause the election of the Executive to the Board.  In addition, Executive shall serve as the Deputy Chair of the Board, and the Chairman of the Board of Directors for Financial.

(b)                                 Notwithstanding anything herein to the contrary, nothing shall preclude the Executive from (i) serving on the boards of directors of a reasonable number of other corporations or the boards of a reasonable number of trade associations and/or charitable organizations (provided that in each such case the Executive shall give the Board at least 10 business days’ advance written notice of the Executive’s intention to serve on any such board and, if the Board reasonably objects thereto, the Executive agrees not to serve on such board), (ii) engaging in charitable activities and community affairs, including political activities, and (iii) managing his personal investments and affairs, provided that such activities do not materially interfere with the proper performance of his duties and responsibilities as the Company’s President, Chief Executive Officer and Chief Operating Officer.

4.                                       Base Salary.  The Executive shall be paid an annual Base Salary of $650,000.  Such Base Salary shall be payable at intervals in accordance with the regular payroll practices of the Company applicable to senior executives but no less frequently than monthly.  The Base Salary shall be reviewed no less frequently than annually during the Term of Employment for increases.

5.                                       Annual Incentive Awards.  The Executive shall be eligible for an annual incentive award (“Annual Incentive Award”) from the Company for each fiscal year during the Term of Employment based on a range which shall be between 70% and 500% of his annualized Base

Salary that is in effect at the end of such fiscal year, and his actual Annual Incentive Award amount for each such year shall be determined based on criteria established by the Board’s Compensation Committee (the “Compensation Committee”).  The Executive shall receive his Annual Incentive Award in respect of any fiscal year no later than the March 1st immediately following the fiscal year to which the Annual Incentive Award relates.

6.                                       Restricted Stock.  Prior to the Effective Date, the Company had granted to Executive 55,869 restricted shares of the Company’s Series B Senior Convertible Preferred Stock, par value $0.10 (the “Restricted Stock”).  Two-thirds of the Restricted Stock has vested and the remaining 33.34% of the Restricted Stock will vest on September 30, 2007, provided that Executive is then employed by the Company or a Subsidiary, except as provided in Sections 9 and 10 herein.

7.                                       Other Benefits.  (a) Employee Benefits.  During the Term of Employment, the Executive shall participate in all employee benefit plans, programs, and arrangements made available generally to the Company’s senior executives or to its employees, including, without limitation, profit-sharing, savings (qualified and non-qualified) and other defined contribution retirement plans or programs, medical, dental, hospitalization, vision, short-term and long-term disability and life insurance plans or programs, accidental death and dismemberment protection, travel accident insurance, and any other employee welfare benefit plans or programs that may be sponsored by the Company from time to time, including any plans or programs that supplement the above-listed types of plans or programs, whether funded or unfunded; provided, however, that nothing in this Agreement shall be construed to require the Company to establish or maintain any such plans, programs, or arrangements, except for family medical, dental, and hospitalization insurance providing coverage, at no cost to the Executive, which shall be required benefit plans for the Executive.

(b)                                 Perquisites.  During the Term of Employment, the Executive shall participate in all fringe benefits and perquisites generally available to senior executives of the Company at levels, and on terms and conditions, that are commensurate with his positions and responsibilities at the Company; provided that the Company shall provide the Executive with an expense account in an amount not to exceed $20,000 per annum which shall be used by the Executive for certain executive benefits and the promotion the business of the Company and its Subsidiaries.  The Executive shall also receive such additional fringe benefits and perquisites as the Compensation Committee may, in its discretion, from time-to-time provide.

(c)                                  Vacation.  During the Term of Employment, the Executive shall be entitled to vacation in accordance with the reasonable practices of the Company.

8.                                       Reimbursement of Business and Other Expenses.  (a) The Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement, and the Company shall promptly reimburse him for all such expenses, subject to documentation in accordance with reasonable policies of the Company.

(b)                                 The Company shall promptly reimburse the Executive for any and all reasonable expenses (including, without limitation, attorneys’ fees and other charges of counsel)

incurred by him in connection with the negotiation and documentation of this Agreement and the Executive’s other employment arrangements with the Company.

9.                                       Termination of Employment.  The parties acknowledge that Executive’s employment with the Company may be terminated prior to the expiration of the Term of Employment in accordance with this Section 9 and that upon such termination Executive shall be entitled to no further compensation or benefits except as set forth in this Section.

(a)                                  Termination Due to Death.  The Executive’s employment hereunder shall be terminated as of the date of his death.  In the event that the Executive’s employment hereunder is terminated due to his death, his estate or his beneficiaries (as the case may be) shall be entitled to the following:

(i)                                     Base Salary through the date of his death and for an additional 90 days thereafter;

(ii)                                  a Pro-Rata Annual Incentive Award for the calendar year in which his death occurs, payable in a lump sum promptly after his death;

(iii)                               immediate vesting of all restricted stock held by the Executive;

(iv)                              a lump-sum payment in respect of all accrued but unused vacation days at his Base Salary rate in effect on the Termination Date, payment of any other amounts earned, accrued or owing to the Executive but not yet paid, including, but not limited to, any Annual Incentive Award(s) earned or awarded but not yet paid, and receipt of other benefits in accordance with applicable plans and programs of the Company (the “Standard Benefit”); and

(v)                                 payment of COBRA premiums for the entire period of eligibility for the Executive’s eligible dependents and continued participation for one year for each of the Executive’s dependents in all other employee welfare benefit plans, programs, and arrangements in which such dependent was participating as of the date of the Executive’s death, on terns and conditions no less favorable than those applying on such date.

(b)                                 Termination Due to Disability.  The Executive’s employment hereunder shall terminate due to Disability, as of the date fifteen (15) days after the Party terminating his employment gives written notice of such termination to the other Party.  In the event that the Executive’s employment hereunder is terminated due to Disability, he shall be entitled to the following:

(i)                                     continuation of Base Salary until commencement of long-term disability payments;

(ii)                                  a Pro-Rata Annual Incentive Award for the calendar year in which his employment terminates, payable in a lump sum promptly following the Termination Date;

(iii)                               immediate vesting of all restricted stock held by the Executive;

(iv)                              the Standard Benefit; and

(v)                                 payment of COBRA premiums for the entire period of eligibility for the Executive and eligible dependents and participation for one year for the Executive and each of his dependents in all Company life insurance coverage and in all other Company employee welfare benefit plans, programs, and arrangements.

(c)                                  Termination by the Company for Cause.

(i)                                     No termination of the Executive’s employment hereunder by the Company for Cause shall be effective unless the provisions of this Section 9(c)(i) shall have been fully complied with.  Prior to any termination by the Company for Cause, the Executive shall be given written notice by the Board of the intention to terminate him, such notice (A) to describe the particular circumstances that constitute the grounds on which the proposed termination for Cause is based and (B) to be given no later than 60 days after the Board first learns of such circumstances.  The Executive shall have 30 days after receiving such notice in which to cure such grounds, to the extent such cure is possible.  If, after the 30 day notice period, a majority of the Board determines, in good faith, at a meeting of the Board called and held for such purposes (after reasonable, but in no event, less than 10 days’ notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before the Board) that Cause for Executive’s termination exists and no cure has been made or was possible, the Board shall provide notice to Executive of his termination for Cause, which shall be effective as of the date of the notice of termination for Cause.  In the event any court of law shall determine that Cause did not exist for the termination of the Executive’s employment, his employment shall be deemed to have been terminated without Cause for purposes of determining his rights under this Agreement and any other applicable agreements, but he shall in no event be entitled to reinstatement of his employment.

(ii)                                  In the event that the Executive’s employment hereunder is terminated by the Company for Cause in accordance with Section 9(c)(i), he shall be entitled to the following:

(A)                              Payment of Base Salary through the Termination Date; and

(B)                                the Standard Benefit.

(d)                                 Termination Without Cause; Constructive Termination by the Executive.  The Company may terminate Executive’s employment hereunder without Cause at any time for any reason.  In the event that the Executive’s employment hereunder is terminated by the Company, other than due to Disability in accordance with Section 9(b) or for Cause in accordance with Section 9(c)(i), or in the event of the Executive’s termination of his employment as a result of a Constructive Termination, the Executive shall be entitled to:

(i)                                     payment of Base Salary through the Termination Date;

(ii)                                  the Standard Benefit; and

(iii)                               upon execution of a release of all claims that he may have against the Company in a form mutually acceptable to the Company and the Executive:

(1)                                  a Pro-Rata Annual Incentive Award for the calendar year in which the Executive was terminated, which shall be calculated based on the last full year Annual Incentive Award paid by the Company to Executive, payable in a lump sum promptly following the Termination Date;

(2)                                  a prompt lump-sum severance payment equal to two times the Executive’s annual Base Salary as of the Termination Date;

(3)                                  (i) immediate vesting of all restricted stock and options to purchase Common Stock of the Company (“Stock Options”) held by the Executive and (ii) exercise Stock Options awarded to the Executive on or after the Effective Date under any incentive stock option agreement, non-qualified stock option agreement or similar such agreement for one year following the Termination Date; and

(4)                                  payment of COBRA premiums for the entire period of eligibility for the Executive and eligible dependents and continued participation for the Executive and each of his dependents in all Company life insurance coverage and all other Company welfare benefit plans, programs, and arrangements until the earlier of (x) one year from the Termination Date or (y) the date the Executive receives equivalent coverage and benefits from a subsequent employer.

(e)                                  Voluntary Termination.  In the event that the Executive terminates his employment with the Company on his own initiative, other than by death, for Disability or by a Constructive Termination, he shall have the same entitlements hereunder as provided in Section 9(c)(ii) in the case of a termination by the Company for Cause.  A voluntary termination under this Section 9(e) shall be effective upon written notice to the Company and shall not be deemed a breach of this Agreement.

(f)                                    Benefit Plans.  In the event that the Executive, or any of his dependents, is precluded from continuing full participation in any employee benefit plan, program, or arrangement as provided in Sections 9(a)(v), 9(b)(v), or 9(d)(v), the Executive shall be provided with the after-tax economic equivalent of any benefit or coverage foregone.  For this purpose, the economic equivalent of any benefit or coverage foregone shall be deemed to be the total cost to the Executive or any of his dependents of obtaining such benefit or coverage by himself on an individual basis.  Payment of such after-tax economic equivalent shall be made quarterly in advance, without discount.

(g)                                 No Mitigation; Offset.  In the event of any termination of the Executive’s employment with the Company, the Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement.  The Company may offset against amounts due the Executive under this Agreement for any amounts (i) borrowed by or advanced to the Executive from the Company or any of its Subsidiaries or (ii) owed by Executive to the Company or any of its Subsidiaries pursuant to any order, judgment, ruling, injunction, assessment, award, decree or writ of any government or political subdivision, whether federal, state, local, provincial or foreign, or any agency or instrumentality of any such government or political subdivision, or any federal, state, local or foreign court or arbitrator, in each case that has not yet then been repaid to the Company or such Subsidiary by the Executive.

10.                                 Change of Control, Excise Tax Gross-Up and Tag Along Rights.

(a)                                  Change of Control.  In the event that a Change of Control occurs during the Term of Employment, then all of Executive’s restricted stock and Stock Options shall thereupon become fully vested and nonforfeitable.

(b)                                 Excise Tax Gross-Up.  In the event that any payment or benefit made or provided to or for the benefit of the Executive in connection with this Agreement and/or his employment with the Company or the termination thereof (a “Payment” is determined to be subject to any excise tax (“Excise Tax”) imposed by Section 4999 of the Code (or any successor to such Section), the Company shall pay to the Executive, prior to the time any Excise Tax is payable with respect to such Payment (through withholding or otherwise), an additional amount (a “Gross-Up Payment”) which, after the imposition of all income, employment, excise and other taxes, penalties and interest thereon, is equal to the sum of (i) the Excise Tax on such Payment plus (ii) any penalty and interest assessments associated with such Excise Tax.  The determination of whether any Payment is subject to an Excise Tax and, if so, the amount and time of any Gross-Up Payment pursuant to this Section 10(b) shall be made by an independent auditor (the “Auditor”) jointly selected by the Parties and paid by the Company.  Unless the Executive agrees otherwise in writing, the Auditor shall be a nationally recognized United States public accounting firm that has not, during the two years preceding the date of its selection, acted in any way on behalf of the Company or any of its Affiliates.  If the Parties cannot agree on the accounting firm to serve as the Auditor, then the Parties shall each select one accounting firm and those two accounting firms shall jointly select the accounting firm to serve as the Auditor.  The Parties shall cooperate with each other in connection with any Proceeding or Claim relating to the existence or amount of any liability for Excise Tax.  All expenses relating to any such Proceeding or Claim (including attorneys’ fees and charges and all other expenses incurred by the Executive in connection therewith) shall be borne and paid by the Company.  Any payments payable under this Section 10(b) shall be subject to a Gross-Up Payment in the event that the Executive is subject to Excise Tax on such payment.  This Section 10(b) shall apply irrespective of whether a Change of Control has occurred.

11.                                 Indemnification.  (a) The Company agrees that (i) if the Executive is made a party, or is threatened to be made a party, to any Proceeding by reason of the fact that he is or was a director, officer, employee, agent, manager, consultant, or representative of the Company or is or was serving at the request of the Company or any of its Affiliates as a director, officer, member, employee, agent, manager, consultant, or representative of another Person or (ii) if any Claim is made, or threatened to be made, that arises out of or relates to the Executive’s service in any of the foregoing capacities, then the Executive shall promptly be indemnified and held harmless by the Company to the fullest extent permitted by applicable law against any and all costs, expenses, liabilities, and losses (including, without limitation, attorney’s fees, judgments, interest, expenses of investigation, penalties, fines, ERISA excise taxes or penalties, and amounts paid or to be paid in settlement) incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, member, employee, agent, manager, consultant or representative of the Company or other Person and shall inure to the benefit of the Executive’s heirs, executors, and administrators.  Promptly following the Effective Date, the Company hereby agrees that it will amend its memorandum of association, articles of association, articles of incorporation and by-laws to the extent necessary to provide the Executive with the broadest indemnity permitted by applicable law and to provide the Executive with copies of such corporate documents as the Executive may request from time to time.  The Company shall advance to the Executive all costs and expenses incurred by him in connection with any such Proceeding or Claim within 15 days after receiving written notice requesting such an advance.  Such notice shall include, to the extent required by applicable law, an undertaking by the Executive to repay the amount advanced if he is ultimately determined not to be entitled to indemnification against such costs and expenses.

(b)                                 Neither the failure of the Company (including the Board, independent legal counsel, or stockholders) to have made a determination in connection with any request for indemnification or advancement under Section 12(a) that the Executive has satisfied any applicable standard of conduct nor a determination by the Company (including the Board, independent legal counsel, or stockholders) that the Executive has not met any applicable standard of conduct, shall create a presumption that the Executive has not met an applicable standard of conduct.

(c)                                  During the Term of Employment and for a period of six years thereafter, the Company shall keep in place a directors and officers’ liability insurance policy (or policies) providing comprehensive coverage to the Executive (or legal representative or other successor) equal to at least the greater of (i) $5,000,000 per year and (ii) the coverage that the Company provides for any other present or former senior executive or director of the Company.

12.                                 Assignability; Binding Nature.  (a) This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive), and assigns.

(b)                                 No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or a sale or liquidation of all or substantially all of the assets and business of the Company; provided, that the assignee or transferee is the successor to all or substantially all of the assets and business of the Company and such assignee or transferee assumes the liabilities, obligations, and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.  In the event of any sale of assets and business or liquidation as described in the preceding sentence, the Company shall use its best efforts to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder and shall cause such assignee or transferee to deliver a legal, valid, and enforceable written instrument in form and substance satisfactory to the Executive and his counsel to such effect.

(c)                                  No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to compensation and benefits, which may be transferred only by will or operation of law, except as provided in Section 17(f).

13.                                 Representations.  The Company represents and warrants that:  (a) it is fully authorized by action of the Board of the Company (and of any other Person or body whose action is required) to enter into this Agreement and to perform its obligations hereunder and upon the execution and delivery of this Agreement by the Parties, this Agreement shall be the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(b)                                 Holdings and Financial are corporations, each duly organized, validly existing, and in good standing under the laws of Bermuda and the States of Delaware and Maryland, respectively, and each having full corporate power and authority to conduct its business as such businesses are presently conducted.

(c)                                  The execution and delivery by each of Holdings and Financial of this Agreement and the consummation of the transactions contemplated hereby will not result in the violation of any law, statute, rule, regulation, order, writ, injunction, judgment, or decree of any court or governmental authority to or by which Holdings or Financial is bound, or of any provision of the Certificate of Incorporation (as amended) or By-Laws (as amended) of Holdings or Financial, and will not conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute (with due notice or lapse of time or both) a default under, any agreement, instrument, or document to which Holdings or Financial is a party or by which it is bound or to which any of its properties or assets is subject, nor result in the creation or imposition of any lien upon any of the properties or assets of Holdings or Financial.

14.                                 Covenant Not to Compete; Confidentiality; Intellectual Property, Inventions and Patents; Executive’s Cooperation.

(a)                                  Covenant Not to Compete.

(i)                                     In further consideration of the compensation to be paid to the Executive hereunder, the Executive acknowledges that during the course of his employment with the Company he has and shall become familiar with the Company’s and its Subsidiaries’ trade secrets and with other Confidential Information concerning the Company and its Subsidiaries and that his services shall be of special, unique and extraordinary value to the Company, and therefore, the Executive agrees that during the Term of Employment and for a period of (1) in the case of a termination by the Company without Cause or by Executive as a result of a Constructive Termination, 12 months or (2) in the case of a termination of employment for any other reason, 18 months, so long as the Company is not in default of a material payment obligation under this Agreement or in default of any material obligation under Section 11 (the “Noncompete Period”), the Executive shall not directly or indirectly (whether as an employee, consultant, investor, independent contractor, or director, but other than as a holder of a passive investment of not in excess of 5% of the outstanding voting shares of any publicly traded company), engage, enter into or attempt to enter into, or manage, control, participate in, consult with, render services for, or be employed by, a Restricted Business (as defined below) in the United States or other jurisdictions in which the Company or any of its Subsidiaries conducts business; provided, that this covenant (a) shall not apply following the expiration of the Term of Employment due to service of notice by either party in accordance with Section 2 hereof; and

(ii)                                  The Executive agrees that during the Noncompete Period, the Executive shall not directly or indirectly (whether as an employee, consultant, investor, independent contractor, or director, but other than as a holder of a passive investment of not in excess of 5% of the outstanding voting shares of any publicly traded company):

(A)                              induce or attempt to persuade any then-current employee, agent, manager, consultant, director, customer, counterparty or other business relationship of the Company or any of its Subsidiaries to terminate such employment or other relationship (including, without limitation, by making any negative or disparaging statements or communications regarding the Company or any of its Subsidiaries);

(B)                                solicit or induce any then-current customer or previously identified prospective customers of the Company or any of its Subsidiaries of which the Executive was aware on the Termination Date (i) to do business with any Restricted Business in competition with the Company or (ii) to reduce its business with the Company; or

(C)                                hire any Person who was an employee of the Company or any of its Subsidiaries within the 12 month period prior to the Termination Date.

(iii)                               For the purposes of this Section 14, a “Restricted Business” shall mean a financial guaranty insurance, specialized surety, credit derivative and/or structured finance business, whether existing or to be formed and without regard to its claims-paying ability, or any other business which the Company or any of its Subsidiaries conducts during the Term of Employment or on the Termination Date.

(iv)                              The covenants of the Executive set forth in this Section 14(a) shall be null and void and without any force or effect upon the effective date of any liquidation or dissolution of the Company, it being understood that a merger or consolidation of the Company shall not be deemed to constitute a liquidation or dissolution of the Company.

(v)                                 The covenants set forth above in this Section 14(a) shall be construed as a series of separate covenants, one for each county in each of the states of the United States or country outside the United States to which such restriction applies, subject, however, to the applicable laws of such jurisdictions.

(vi)                              If, at the time of enforcement of this Section 14, any court of competent jurisdiction shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that such arbitrator or court shall be authorized to revise the restrictions contained herein to cover the maximum period, scope and area permitted by applicable law.  The Executive acknowledges that the restrictions contained in this Section 14 are reasonable and necessary to the protection of legitimate Company interests.

(vii)                           In the event of the breach or a threatened breach by the Executive of any of the provisions of this Section 14, the Executive acknowledges and agrees that the Company would suffer irreparable harm, and thus, in addition and supplementary to other rights and remedies existing in its favor, the Company shall be entitled to seek and obtain specific performance and/or injunctive or other equitable relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security).  In addition, in the event of a breach or violation by Executive of this Section 14, the Noncompete Period shall be automatically extended by the amount of time between the initial occurrence of the breach or violation and when such breach or violation has been duly cured.

(b)                                 Confidentiality.

(i)                                     The Executive acknowledges that he has and will develop and be exposed to information that is or will be proprietary to the Company and its Subsidiaries, including, but not limited to, customer lists, marketing plans, pricing data, product development plans, and other intangible information, and that the information and data (including trade secrets) obtained by him while employed by the Company concerning the business or affairs of the Company and its Subsidiaries (“Confidential Information”) are the property of the Company and/or one or more of its Subsidiaries.  The Executive agrees to use such information only in connection with the performances of his duties hereunder, to forever maintain such information in confidence and not to disclose to any Person or use for his own purposes any Confidential Information or any confidential or proprietary information of other Persons in the possession of the Company (“Third Party Information”) without the prior written consent of the Board, unless and to the extent that the Confidential Information or Third Party Information is or becomes generally known to and available for use by the public or in the Company’s industry other than, in each case, as a result of the Executive’s breach of this Section; provided, however, that the Executive may disclose such information when required to by law or subpoena from a court, government agency or legislative body; provided further, however, that the Executive shall immediately notify the Company of his receipt of any request or demand (whether through legal process or otherwise) that he provide such disclosure, and thereafter the Executive shall cooperate fully with any Company efforts to resist, restrict or modify any such request or demand.  The Executive shall deliver to the Company at the Termination Date, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer files, disks and tapes, printouts and software and other documents and data (and all copies thereof) embodying or relating to Third Party Information, Confidential Information, Work Product (as defined below) or the business of the Company or any of its Subsidiaries which he may then possess or have under his control.

(ii)                                  The Executive shall be prohibited in the course performing his duties for the Company from using or disclosing any confidential information or trade secrets that the Executive may have learned through any prior employment.

(c)                                  Intellectual Property, Inventions and Patents.  The Executive acknowledges that (as applicable) all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, analyses, reports, patent applications and copyrightable work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which directly relate to the Company’s or any of its Subsidiaries’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Executive (whether alone or jointly with others) while employed by the Company, whether before or after the date of this Agreement (“Work Product”), belong to the Company and/or one or more of its Subsidiaries.  Upon the request of the Board from time to time, the Executive shall promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board

(whether during or after the Term of Employment) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).  The Executive acknowledges that all Work Product shall be deemed to constitute “works made for hire” under the U.S. Copyright Act of 1976, as amended.

(d)                                 Executive’s Cooperation.  During the Term of Employment and thereafter, the Executive shall cooperate with the Company in any internal investigation, any administrative, regulatory or judicial proceeding or any dispute with a third party as reasonably requested by the Company (including, without limitation, the Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into the Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments).  In the event the Company requires the Executive’s cooperation in accordance with this Section 14(d), the Company shall reimburse the Executive solely for reasonable travel expenses (including lodging and meals) upon submission of receipts and shall compensate the Executive for such cooperation at $250 per hour; provided, however, that such compensation shall only be paid for Executive’s time following the Term of Employment and, if the Executive has received a payment under Section 9(d)(iii)(2) following the Severance Period.  Notwithstanding anything to the contrary contained herein, upon termination of the Term of Employment hereunder, the Executive shall automatically be deemed to have resigned as a director of the Board and of any board of directors (or similar governing body) of any Subsidiary of the Company.

15.                                 Notices.  Any notice, consent, demand, request, or other communication given to a Person in connection with this Agreement shall be in writing and shall be deemed to have been given to such Person (a) when delivered personally to such Person, or (b), provided that a written acknowledgment of receipt is obtained, two days after being sent by prepaid certified or registered mail, or by a nationally recognized overnight courier, to the address specified below for such Person (or to such other address as such Person shall have specified by 10 days’ advance notice given in accordance with this Section 15), or (c) in the case of the Company only, on the first business day after it is sent by facsimile to the facsimile number set forth for the Company (or to such other facsimile number as the Company shall have specified by 10 days’ advance notice given in accordance with this Section 15), with a confirmatory copy sent by certified or registered mail or by overnight courier to the Company in accordance with this Section 15.

If to the Company, to:

ACA Financial Guaranty Corporation
140 Broadway
New York, NY 10005
Attention:  General Counsel
Telephone: (212) 375-2000
Facsimile: (212) 375-2100

If to the Executive, to:

The Executive’s principal residence as shown in the records of the Company with a copy to:

The Executive at the Company’s address

and

A. Richard Susko
Cleary Gottlieb
One Liberty Plaza
New York New York 10006
Telephone:  (212) 225 2410
Facsimile: (212) 225 3999

The address most recently specified by the Executive or beneficiary through notice given in accordance with this Section 15.

16.                                 Guarantee of Obligations.  Holdings is a beneficiary of the services provided by Executive and hereby irrevocably and unconditionally guarantee the performance of all obligations of Financial hereunder.

17.                                 Insurance.  The Company may, at its discretion, apply for and procure in its own name and for its own benefit life and/or disability insurance on the Executive in any amount or amounts considered advisable.  The Executive agrees to cooperate in any medical or other examination, supply any information and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance.

18.                                 Miscellaneous.

(a)                                  Entire Agreement.  This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and, as of the Effective Date, supersedes all prior agreements, understandings, discussions, negotiations, and undertakings, whether written or oral, between the Parties with respect thereto, including, but not limited to, the Former Employment Agreement.

(b)                                 Specific Performance.  The parties hereto recognize that it is to the benefit of the Company and the Executive that this Agreement be carried out; and for those and other reasons, the Executive and the Company would be irreparably damaged if this Agreement is not specifically enforced in the event of a breach hereof.  If this Agreement is breached by the Company or the Executive, the parties hereto hereby agree that remedies at law might be inadequate and that, therefore, such rights and obligations, and this Agreement shall be enforceable by specific performance on the part of the Company or the Executive, as applicable.  The remedy of specific performance shall not be an exclusive remedy, but shall be cumulative of all other rights and remedies of the parties hereto at law, in equity, or under this Agreement.

(c)                                  Severability.  In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law so as to achieve the purposes of this Agreement.

(d)                                 Amendment or Waiver.  No provision in this Agreement may be amended unless such amendment is set forth in a writing signed by the Parties.  No waiver by either Party of any breach of any condition or provision contained in this Agreement shall be deemed a waiver of any similar or dissimilar condition or provision at the same or any prior or subsequent time.  To be effective, any waiver must be set forth in a writing signed by the waiving Party.

(e)                                  Headings.  The headings of the Sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

(f)                                    Beneficiaries/References.  The Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following the Executive’s death by giving the Company written notice thereof.  In the event of the Executive’s death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate, or other legal representative.

(g)                                 Survivorship.  It is the express intention and agreement of the parties hereto that the provisions of Sections 1, 6(c), 9, 10(c), 11, 12, 14, 15, 16, 18(b), 18(c), 18(f), 18(h), and this Section 18(g) shall survive the termination of employment of the Executive.

(h)                                 Governing Law/Jurisdiction.  This Agreement shall be governed, construed, performed, and enforced in accordance with the laws of the State of New York, without reference to principles of conflicts of laws.

(i)                                     Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

ACA CAPITAL HOLDINGS, INC.

By:	/s/ Nora J. Dahlman
Name: Nora J. Dahlman
Title: General Counsel and Secretary

ACA FINANCIAL GUARANTY
CORPORATION

By:	/s/ Nora J. Dahlman
Name: Nora J. Dahlman
Title: General Counsel and Secretary

/s/ Alan S. Roseman
ALAN S. ROSEMAN